Exhibit 99.1

FOR IMMEDIATE RELEASE (202) 355-6311	Contact: Christine Nyirjesy Bragale October 8, 2008 cbragale@webermerritt.com

DISABOOM ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS
Increased Website Traffic, Collections, and Revenue

Denver, CO – October 8, 2008 – Disaboom (OTCBB: DSBO, www.disaboom.com), the premier online community for people with disabilities, announced today preliminary financial results for the third quarter, which ended September 30, 2008 (not reviewed).

“Despite the current economic turmoil, we made solid progress in our revenues and collections during the third quarter, and continue to aggressively manage our expenditures” says J.W. Roth, Chairman and CEO. “In addition, given our current budget and financial projections, our cash reserves should last until at least August of 2009.”

For the third quarter of 2008, Disaboom reports the following preliminary results:

•	35 percent growth in revenues over the previous quarter, or approximately $190,000 in online CPM advertising, sponsorship, and marketplace revenues.
•	A 200 percent increase in cash collections over the previous quarter, including checks received on October 1, 2008, or approximately $385,000 in collections.
•	A $3.2 million cash balance as of September 30, 2008.
•	An 80 percent reduction in online media/advertising expenditures versus the previous quarter; 90 percent of the Company’s total traffic in September 2008 was organic; monthly unique visitors increased 50% from August to September 2008.
•	A 20 percent reduction in total cash operating expenses versus the previous quarter.

About Disaboom
Disaboom, Inc. was founded as a dynamic, diverse, and interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It also serves as a comprehensive online resource not only for people living with such conditions, but also for their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. More than 54 million American adults live with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this community’s specific needs, www.disaboom.com brings together content and tools ranging from specialized health information to social networking to daily living resources, in a single interactive site. This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the continuing development of the Company’s website, the prospects for selling advertising on the website and new visitors and visitor page views related to advertising agreements, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified under “Risk Factors” in our Form 10-K for the year ended December 31, 2007. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

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